Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lance, Inc.:
We consent to the use of our report dated February 22, 2010, with respect to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 26, 2009 and December 27, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 26, 2009, and the related financial statement schedule “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of December 26, 2009, which report appears in the December 26, 2009 annual report on Form 10-K of Lance, Inc.
As discussed in the Summary of Significant Accounting Policies, the Company has changed its method of accounting for business combinations and noncontrolling interests effective December 28, 2008, due to the adoption of Accounting Standards Codification Subtopics 805 and 810-10.

/s/ KPMG LLP

Charlotte, North Carolina
August 13, 2010